The McGraw-Hill Companies Reports

17% Increase in Adjusted Diluted 4Q EPS of $0.63

$2.91 for 2011 EPS, Second Best Performance in

MHP History from Continuing Operations

HIGHLIGHTS OF GROWTH AND VALUE PLAN:

•	Wave 1 Cost Reductions Trim 800 Positions

•	$1.5 Billion for Share Repurchases in 2011

•	Well Positioned for Separation into Two Highly Focused Industry Leaders in 2012

New York, NY, January 31, 2012 — The McGraw-Hill Companies (NYSE: MHP) today reported adjusted diluted earnings per share of $0.63 from continuing operations in the fourth quarter of 2011, an increase of 17% compared to $0.54 for the same period in 2010. On an as reported basis, diluted earnings per share of $0.47 from continuing operations in the fourth quarter of 2011 decreased 4% compared to $0.49 for the same period in 2010.

Excluded in 2011 from fourth quarter earnings per share were a $66 million restructuring charge for severance related to a workforce reduction of approximately 800 positions and $10 million in one-time separation expenses necessary to complete the Growth and Value Plan. Excluded in 2010 from fourth quarter earnings per share were restructuring and lease impairment charges of $27 million.

On an adjusted basis, net income from continuing operations in the fourth quarter of 2011 grew by 10% to $184 million. Revenue in the fourth quarter increased by 2% to $1.5 billion.

For the full year 2011, adjusted earnings per share were $2.91, a 9% increase compared to adjusted earnings per share of $2.68 in 2010. The 2011 results exclude a $66 million restructuring charge and $10 million in separation expenses for the Growth and Value Plan. The 2010 results exclude restructuring and lease impairment charges of $27 million and gains on divestitures of $11 million. On an as reported basis, full year 2011 diluted earnings per share from continuing operations were $2.75, a 4% increase compared to $2.64 in 2010. On an adjusted basis, net income from continuing operations in 2011 grew by 6% to $883 million. Revenue in 2011 increased by 3% to $6.2 billion.

Results in 2011 and 2010 reflect the reclassification of the Broadcasting Group as a discontinued operation. The Broadcasting Group was sold for $212 million in cash to E.W. Scripps on December 30, 2011 for a pre-tax gain of $123 million.

“In 2011, despite challenging market conditions, we recorded the second best year in our history from continuing operations for revenue, operating profit and earnings per share,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

“A solid fourth quarter finish by S&P Capital IQ, S&P Indices, Platts and a market-beating performance in U.S. higher education enabled us to overcome volatile global credit markets and historically low funding levels in the U.S. elementary-high school market.

“We are making progress in our Growth and Value Plan. We took important steps in 2011 to create two powerful companies, McGraw-Hill Financial and McGraw-Hill Education, with appropriate resources, and we started disaggregating shared services. In the fourth quarter, we eliminated approximately 800 positions across the company and realigned our benefit programs. It’s the first wave in a number of steps to achieve our target of at least $100 million in cost reductions.

“In 2011, the newly named McGraw-Hill Financial produced a 9% increase in revenue and a 7% gain in adjusted operating profit. McGraw-Hill Financial will be more global (40% of 2011 revenue) with more recurring revenue (non-transaction and subscriptions account for 66% of 2011 revenue).

“McGraw-Hill Education is benefiting from the rapid growth of digital products and sales that is transforming the education market. The shift from a reliance on physical products to more profitable, subscription-based digital services delivering learning solutions represents a significant opportunity to transform the education market. Our agreement earlier this month with Apple to produce K–12 products for the iPad is but the latest development in our effort to make learning more accessible, personalized and engaging.

“As part of the Growth and Value Plan, we also accelerated our share repurchases in 2011. For the year, we spent $1.5 billion, including $845 million in the fourth quarter. That includes $500 million from an accelerated share repurchase transaction announced in December. Even after this significant return of capital to investors, our balance sheet is very strong with limited debt and cash of approximately $1 billion.”

The Outlook: “In 2012, we see another challenging year in the global markets, but I am confident in the strength of our businesses and leadership, especially after a good year in 2011,” said Mr. McGraw. “On a consolidated basis for The McGraw-Hill Companies, our baseline earnings per share outlook is $3.25 to $3.35. Actual results will be significantly influenced by the timing of separation and additional cost reduction actions that are still ahead of us. As new leadership teams are formed and implementation plans are finalized, we will provide regular updates on our progress throughout the year. 2012 will be a landmark year in the Corporation’s history and I am truly excited to launch two new McGraw-Hill companies.”

In recent months the Board of McGraw-Hill has been engaged in a number of important initiatives as part of its Growth and Value Plan and has been taking into consideration constructive input from major shareholders, JANA Partners and Ontario Teachers’ Pension Plan.

The Corporation is committed to continue working to deliver value to all shareholders by continually evaluating opportunities to improve its corporate structure and portfolio of businesses, aggressively pursuing additional cost reduction initiatives, accelerating growth and returning substantial value to shareholders through share repurchases and dividends.

S&P Capital IQ/S&P Indices, which was formerly known as the McGraw-Hill Financial segment, increased revenue by 8% in the fourth quarter to $348 million compared to the same period in 2010. Operating profit grew by 29% to $97 million.

For the year 2011, revenue for these businesses grew by 14% to $1.4 billion compared to 2010. Excluding the acquisition of TheMarkets.com in September 2010, revenue grew by 11% in 2011. Operating profit increased by 28% to $403 million versus 2010. Revenue for S&P Indices increased by 9% to $80 million in the fourth quarter compared to the same period a year ago. For 2011, S&P Indices’ revenue grew by 18% to $323 million.

A surge in exchange-traded derivative contracts and growth in assets under management in exchange-traded funds based on S&P Indices were key factors. The average daily volume of 3,727,000 contracts for the major exchange-traded derivatives represents a 26% year-over-year increase for the fourth quarter. Assets under management in exchange-traded funds based on S&P indices grew in the fourth quarter by 4.5% to end 2011 at $313.7 billion. Fourteen new exchange-traded funds based on S&P Indices were launched in the fourth quarter, bringing the total number now trading on S&P Indices to 378. That compares to a total of 301 at the end of 2010.

Revenue for S&P Capital IQ, which includes Integrated Desktop Solutions, Enterprise Solutions and Research & Analytics, increased by 8% in the fourth quarter to $268 million. Revenue for the full-year 2011 grew by 13% to $1 billion. Growth in subscriptions and platform enhancements enabled Capital IQ to gain share and increase its number of clients to more than 3,800 by the end of 2011, up 14% compared to 2010.

Capital IQ, the Global Credit Portal and Global Data Solutions, which includes RatingsXpress, contributed to growth in subscription revenue which increased 13% to $994 million in 2011. Subscriptions accounted for 73% of total revenue for S&P Capital IQ/S&P Indices in 2011.

International revenue increased 7% to $111 million in the fourth quarter and 15% for 2011 to $413 million due to continued enhancements of the Capital IQ international database and strong overseas sales, particularly in Europe, for RatingsXpress. Domestic revenue grew by 14% to $941 million in 2011 and represented 70% of the segment’s total.

Standard & Poor’s Ratings: Revenue in the fourth quarter decreased by 8% to $434 million, reflecting a decline in global credit markets. Excluding $9 million for severance costs for a workforce reduction of approximately 30 positions, operating profit declined by 24% to $156 million compared to the same period in 2010.

For the full-year 2011, revenue for Standard & Poor’s Ratings increased by 4% to $1.8 billion compared to 2010. Excluding fourth quarter restructuring charges, operating profit declined by 4% to $728 million compared to adjusted results for the same period in 2010, which excluded a $7 million gain on the sale of equity interests in India. Foreign exchange rates favorably affected revenue by $25 million and operating income by $12 million.

Non-transaction revenue grew by 5% to $286 million in the fourth quarter, and represented 66% of Standard & Poor’s Ratings’ total revenue. But the growth in non-transaction revenue could only partially offset a 26% decline in transaction revenue to $148 million. Transaction revenue fell in the fourth quarter as concern over the unresolved European debt crisis and a possible economic downturn led to a steep decline in global debt issuance across most asset classes. Global high-yield dollar issuance fell by 63% in the fourth quarter compared to the same period in 2010.

Worldwide dollar-volume issuance of investment-grade corporate bonds declined by 9%. Bank loan ratings also declined on weak market fundamentals and increased risk aversion in capital markets.

For 2011, non-transaction revenue grew by 8% to $1.1 billion and represented 63% of Standard & Poor’s Ratings’ total revenue. Non-transaction revenue benefited from the growth of new corporate credits; gains at CRISIL, Standard & Poor’s Ratings’ majority-owned company in India; and non-issue based analytical services. Transaction revenue for 2011 declined 2% to $651 million compared to the same period in 2010.

In the face of market uncertainty and volatility, fourth quarter new-issue dollar volume of U.S. corporates declined by 32%. Public finance issuance, soft all year following the elimination of the Buy American Bond stimulus program, decreased by 28% in the fourth quarter. Structured finance issuance decreased by 35% in the U.S. in the fourth quarter. As a result, Standard & Poor’s Ratings’ domestic revenue declined by 13% to $218 million in the fourth quarter compared to the same period in 2010. International revenue was off by 3% to $216 million.

Reflecting a strong first half in 2011, Standard & Poor’s Ratings’ domestic revenue for the year slipped only by 1% to $910 million and represented 52% of the total revenue. International revenue, benefiting from a solid performance at CRISIL, grew by 10% to $857 million in 2011 compared to the previous year.

Commodities and Commercial: Revenue for these brands, formerly in the Information & Media segment, increased by 8% to $239 million in the fourth quarter compared to the same period last year. The name change is consistent with the Growth and Value Plan strategy, which included the divestiture of the Broadcasting Group. The fourth quarter and full-year results reflect the reclassification of the Broadcasting Group as a discontinued operation.

Excluding restructuring charges of $6 million for employee severance for a workforce reduction of approximately 100 positions, adjusted fourth quarter operating profit grew by 2% to $47 million compared to $46 million in 2010, which excludes an $11 million restructuring charge.

For the full-year 2011, revenue grew by 10% to $896 million compared to 2010. Excluding the fourth quarter restructuring charge, operating profit increased by 13% to $186 million compared to $164 million, which excludes an $11 million restructuring charge.

With Platts’ digital subscriptions continuing to drive growth, subscriptions in Commodities and Commercial grew by 13% in 2011 to $562 million and represent 63% of revenue, up from 62% in 2010.

Strong demand for Platts’ proprietary content in energy markets produced a 24% increase in fourth quarter revenue to $113 million. For 2011, Platts’ revenue, including the 2011 acquisitions of BENTEK Energy and Steel Business Briefing Group, grew by 22% to $419 million. Excluding the acquisitions of BENTEK Energy and Steel Business Briefing Group in 2011, revenue grew by 15% for the year. Increasing global demand for Platts’ market insights and analytics, driven by favorable market volatility in oil and natural gas, were key drivers of the revenue growth.

Revenue for Commercial content and analytics, which includes J.D. Power & Associates, McGraw-Hill Construction and Aviation Week, declined by 3% in the fourth quarter to $126 million. For 2011, Commercial revenue grew by 2% to $477 million compared to 2010.

Solid growth in the global auto business in the fourth quarter and for 2011 contributed to solid improvement at J.D. Power and Associates as global light vehicle sales increased by 4% to 75 million. Market declines continue to slow new business growth in the construction business, although the introduction of new digital products has mitigated the contraction.

McGraw-Hill Education: Revenue grew by 4% or $20 million in the fourth quarter to $516 million compared to the same period in 2010. Benefiting from the increased revenue, lower returns, as well as a $37 million decline in expenses, adjusted operating profit increased by $57 million to $72 million in the fourth quarter compared to the same period in 2010. Expenses benefited from lower prepublication amortization, lower reserve requirements, tight overall cost control and lower selling and marketing expenses in the elementary-high school market given the reduced revenue opportunities in 2011. Excluded from 2011 adjusted operating profit was a $34 million restructuring charge for severance related to a workforce reduction of approximately 540 positions.

For the year 2011, revenue declined by 6% to $2.3 billion compared to 2010. Excluding the fourth quarter restructuring charge, adjusted operating profit declined by 1% to $354 million from the prior year’s adjusted results, which excluded a $4 million gain on the sale of a secondary school business in Australia. Foreign exchange favorably affected revenue by $13 million and operating profit by $5 million.

Revenue for McGraw-Hill Higher Education, Professional and International Group increased by 8% in the fourth quarter to $385 million compared to the same period last year. For 2011, revenue increased by 1% to $1.3 billion compared to 2010.

With digital sales growing by more than 40%, U.S. higher education closed the fourth quarter in 2011 on an upswing and increased market share for the year. Tutorial capabilities employing sophisticated software are creating significant new opportunities to sell digital products and services like McGraw-Hill’s LearnSmart to students in the higher education market. Tegrity, a lecture capture service, is also showing solid increases. As a result, the rapid growth of homework management products and services combined with increasing e-book sales contributed to a broad digital growth platform on college campuses.

Technology is also the key to a growing customized digital business in higher education. McGraw-Hill Create, designed for instructors who want to shape their own curriculums and learning solutions, produced solid gains for customized products in 2011. Digital revenue represented more than 20% of U.S. higher education total sales in 2011.

In professional markets, the rapid adoption of new e-reading devices is driving significant growth for the more than 6,000 e-books offered by McGraw-Hill, offsetting a decline in traditional print book sales. Subscriptions to McGraw-Hill’s content-rich online products and services in science, medicine and engineering also are producing double-digit growth. In addition, more than 200 downloadable apps across medical, technical, business, and other test preparation categories are now in the market for McGraw-Hill professional products. In an expanding market for e-books, mobile devices and online subscription services, digital products accounted for nearly 30% of revenue in McGraw-Hill’s professional markets in 2011.

In international markets, revenue decreased in the fourth quarter and finished the full year slightly below 2010. During 2011, growth in Latin America, India and Canada was offset by lower sales in Asia, Europe, the Middle East and Africa where regional conditions affected some markets.

Revenue for the McGraw-Hill School Education Group decreased by 5% to $131 million in the fourth quarter compared to the same period last year. For 2011, revenue declined by 14% to $949 million compared to 2010.

Reduced instructional materials funding in the face of state and local budget pressures led to a 13% decrease in 2011 state new adoption market opportunities compared to 2010 and a decline in open territory sales for the fourth quarter and the full year 2011. For the McGraw-Hill School Education Group, the drop in revenue was primarily driven by a reduced participation rate in the 2011 new adoption market in several states due to an uncertain outlook for funding and by challenging comparisons in Texas and Florida, where large orders in 2010 did not repeat owing to the change in subject categories being purchased.

In 2010, the McGraw-Hill School Education Group competed for 97% of the available dollars in a state new adoption market estimated at $850 million to $875 million and captured a 30% share. In 2011, the McGraw-Hill School Education Group participated in approximately 75% of a sharply reduced state new adoption market and captured approximately 25% of the total available dollars. However, McGraw-Hill School Education won approximately 33% of the available dollars in the state new adoption markets in which it chose to participate.

In the testing market, gains in custom and off-the-shelf products offset softness in formative products during the fourth quarter. Overall, testing was flat for 2011.

Corporate expense: Adjusted fourth quarter corporate expense increased $7 million compared to adjusted corporate expense for the same period last year, largely driven by increased professional fees. For the full year, adjusted corporate expense increased $9 million or 5%. 2011 results exclude $17 million in restructuring charges for a workforce reduction of approximately 120 positions and $10 million in one-time separation expenses. 2010 excluded a one-time charge of $16 million related to subleasing excess space in the Corporation’s New York facilities.

Balance sheet and cash flow: Cash and short-term investments at the end of the year were $973 million, a $575 million decline from December 31, 2010. The decline was driven by $1.5 billion in share repurchases, partially offset by strong free cash flow. Free cash flow after dividends (see Exhibits 3 and 9) was $807 million, a decline of $74 million from 2010 due to challenging working capital comparisons. Debt was $1.2 billion at year-end, unchanged from prior year. No commercial paper was outstanding.

Share Repurchases: In the fourth quarter, share repurchases were $845 million, including $500 million through an accelerated share repurchase transaction. For the year, share repurchases were $1.5 billion and 34.7 million shares were received, including a substantial majority of the shares underlying the accelerated share repurchase transaction. The Corporation finished the year with 276 million basic shares outstanding. Fully diluted shares outstanding at December 31, 2011 were approximately 283 million.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted earnings per share, adjusted net income, adjusted operating profit, adjusted revenue and adjusted corporate expense are non-GAAP financial measures contained in this earnings release that are derived from the Corporation’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Corporation’s operating performance between periods and to view the Corporation’s business from the same perspective as Company management. Our non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 9 and 11.

Conference Call/Webcast Details: The Corporation’s senior management will review the fourth quarter earnings results on a conference call scheduled for this morning, January 31, 2012 at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=4696349. (Please copy and paste URL into web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 1, 2012. Domestic participants may call (800) 933-9003; international participants may call +1 (402) 530-8096 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release (identified by the future tense and words like “expects,” “targeted” and “projected”) involve risks and uncertainties, are subject to change, and actual results may differ materially from the Corporation’s expectations, based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations), equity and commodities markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in McGraw-Hill’s 2010 Annual Report on Form 10-K which, along with the Corporation’s other filings with the SEC, are available on the SEC’s website (www.sec.gov).

About The McGraw-Hill Companies: McGraw-Hill announced on September 12, 2011, its intention to separate into two public companies: McGraw-Hill Financial, a leading provider of content and analytics to global financial markets, and McGraw-Hill Education, a leading education company focused on digital learning and education services worldwide. McGraw-Hill Financial’s leading brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Indices, Platts energy information services and J.D. Power and Associates. With sales of $6.2 billion in 2011, the Corporation has approximately 23,000 employees across more than 280 offices in 40 countries. Additional information is available at http://www.mcgraw-hill.com/.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

Get news direct from McGraw-Hill via RSS:

http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: January 31, 2012

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:

Donald S. Rubin

Senior Vice President, Investor Relations

(212) 512-4321 (office)

donald_rubin@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies

Consolidated Statements of Income

Periods ended December 31, 2011 and 2010

(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2011	2010	% Change	2011	2010	% Change

Revenue	$1,520	$1,496	2%	$6,246	$6,072	3%

Expenses	1,278	1,229	4%	4,837	4,670	4%

Other income	-	-	N/M	(13)	(11)	18%

Operating income	242	267	(9)%	1,422	1,413	1%

Interest expense, net	18	19	(5)%	75	82	(9)%

Income from continuing operations before taxes on income	224	248	(10)%	1,347	1,331	1%

Provision for taxes on income	81	90	(10)%	489	483	1%

Income from continuing operations	143	158	(10)%	858	848	1%

Income from discontinued operations, net of tax	78	3	N/M	76	4	N/M

Net income	221	161	37%	934	852	10%

Less: net income attributable to noncontrolling interests	(7)	(7)	-	(23)	(24)	(4)%

Net income attributable to The McGraw-Hill Companies, Inc.	$214	$154	39%	$911	$828	10%

Amounts attributable to The McGraw-Hill Companies, Inc. common shareholders:
Income from continuing operations	$136	$151	(10)%	$835	$824	1%
Income from discontinued operations, net of tax	78	3	N/M	76	4	N/M
Net income	$214	$154	39%	$911	$828	10%

Earnings per share attributable to The McGraw-Hill Companies, Inc. common shareholders:
Basic:
Income from continuing operations	$0.48	$0.49	(4)%	$2.80	$2.67	5%
Income from discontinued operations, net of tax	0.27	0.01	N/M	0.25	0.01	N/M
Net income	$0.75	$0.50	49%	$3.05	$2.68	14%

Diluted:
Income from continuing operations	$0.47	$0.49	(4)%	$2.75	$2.64	4%
Income from discontinued operations, net of tax	0.26	0.01	N/M	0.25	0.01	N/M
Net income	$0.73	$0.50	48%	$3.00	$2.65	13%

Dividend per common share	$0.250	$0.235	6%	$1.00	$0.94	6%

Average number of common shares outstanding:
Basic	286	306		298	309
Diluted	292	310		304	312

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies

Condensed Consolidated Balance Sheets

December 31, 2011 and 2010

(dollars in millions)

(unaudited)	2011	2010

Assets:
Cash and equivalents	$944	$1,526
Other current assets	1,735	1,849
Total current assets	2,679	3,375
Prepublication costs, net	325	365
Property and equipment, net	500	522
Goodwill and other intangible assets, net	2,656	2,503
Other non-current assets	267	282
Total assets	$6,427	$7,047

Liabilities and Equity:
Short-term debt	$400	$-
Unearned revenue	1,303	1,204
Other current liabilities	1,427	1,477
Long-term debt	798	1,198
Pension, other postretirement benefits and other non-current liabilities	915	876
Total liabilities	4,843	4,755
Total equity	1,584	2,292
Total liabilities and equity	$6,427	$7,047

Exhibit 2

The McGraw-Hill Companies

Condensed Consolidated Statements of Cash Flows

Years ended December 31, 2011 and 2010

(dollars in millions)

(unaudited)	2011	2010

Operating Activities:
Net income	$934	$852
Adjustments:
Depreciation (including amortization of technology projects)	127	125
Amortization of intangibles	60	46
Amortization of prepublication costs	198	246
Stock-based compensation	97	66
Gain on dispositions	(136)	(11)
Other	104	127
Net changes in operating assets and liabilities	(40)	7
Cash provided by operating activities	1,344	1,458
Investing Activities:
Investment in prepublication costs	(158)	(151)
Capital expenditures	(119)	(115)
Acquisitions, including contingent payments, net of cash acquired	(200)	(364)
Proceeds from dispositions and other	231	33
Cash used for investing activities	(246)	(597)
Financing Activities:
Dividends paid to shareholders	(296)	(292)
Dividends paid to noncontrolling interests	(12)	(19)
Repurchase of treasury shares	(1,500)	(256)
Exercise of stock options and other	143	34
Cash used for financing activities	(1,665)	(533)
Effect of exchange rate changes on cash	(15)	(12)
Net change in cash and equivalents	(582)	316
Cash and equivalents at beginning of year	1,526	1,210
Cash and equivalents at end of year	$944	$1,526

Exhibit 3

The McGraw-Hill Companies

Operating Results by Segment

Periods ended December 31, 2011 and 2010

(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue
	2011	2010	% Change	2011	2010	% Change

Standard & Poor's Ratings [1]	$434	$472	(8)%	$1,767	$1,695	4%
S&P Capital IQ / S&P Indices [2]	348	322	8%	1,354	1,189	14%
Commodities & Commercial [3]	239	221	8%	896	811	10%
McGraw-Hill Education	516	496	4%	2,292	2,433	(6)%
Intersegment Elimination	(17)	(15)	(13)%	(63)	(56)	(13)%
Total revenue	$1,520	$1,496	2%	$6,246	$6,072	3%

	Expenses			Expenses
	2011	2010	% Change	2011	2010	% Change

Standard & Poor's Ratings	$287	$267	7%	$1,048	$933	12%
S&P Capital IQ / S&P Indices	251	247	2%	951	874	9%
Commodities & Commercial	198	186	6%	716	658	9%
McGraw-Hill Education	478	481	(1)%	1,972	2,070	(5)%
Intersegment Elimination	(17)	(15)	(13)%	(63)	(56)	(13)%
Total segment expenses	$1,197	$1,166	3%	$4,624	$4,479	3%

	Operating Income			Operating Income
	2011	2010	% Change	2011	2010	% Change

Standard & Poor's Ratings	$147	$205	(28)%	$719	$762	(6)%
S&P Capital IQ / S&P Indices	97	75	29%	403	315	28%
Commodities & Commercial	41	35	17%	180	153	18%
McGraw-Hill Education	38	15	N/M	320	363	(12)%
Total operating segments	323	330	(2)%	1,622	1,593	2%
General corporate expense	81	63	29%	200	180	11%
Total operating income	$242	$267	(9)%	$1,422	$1,413	1%

N/M - not meaningful

[1]	Formerly referred to as the "Standard & Poor's" segment
[2]	Formerly referred to as the "McGraw-Hill Financial" segment
[3]	Formerly referred to as the "Information & Media" segment

Exhibit 4

The McGraw-Hill Companies

Operating Results by Segment - As Reported vs. As Adjusted

Periods ended December 31, 2011 and 2010

(dollars in millions)

(unaudited)	Three months ended December 31,
	2011				2010				% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Standard & Poor's Ratings 1	$147	$9	(a)	$156	$205	$-		$205	(28)%	(24)%
S&P Capital IQ / S&P Indices 2	97	-		97	75	-		75	29%	29%
Commodities & Commercial 3	41	6	(a)	47	35	11	(c)	46	17%	2%
McGraw-Hill Education	38	34	(a)	72	15	-		15	N/M	N/M
Segment operating income	323	49		372	330	11		341	(2)%	9%
General corporate expense	81	27	(b)	54	63	16	(d)	47	29%	15%
Operating income	242	76		318	267	27		294	(9)%	8%
Interest expense, net	18	-		18	19	-		19	(5)%	(5)%
Income from continuing operations before taxes on income	224	76		300	248	27		275	(10)%	9%
Provision for taxes on income	81	28		109	90	10		100	(10)%	9%
Income from continuing operations	143	48		191	158	17		175	(10)%	9%
Income from discontinued operations, net of tax	78	-		78	3	-		3	N/M	N/M
Net income	221	48		269	161	17		178	37%	51%
Less: Noncontrolling interests net income	(7)	-		(7)	(7)	-		(7)	-	-
Net income attributable to MHP	$214	$48		$262	$154	17		$171	39%	53%

Amounts attributable to MHP common shareholders:
Income from continuing operations	$136	$48		$184	$151	$17		$168	(10)%	10%
Income from discontinued operations, net of tax (g)	78	-		78	3	-		3	N/M	N/M
Net income	$214	$48		$262	$154	$17		$171	39%	53%

Diluted EPS from continuing operations	$0.47	$0.16		0.63	$0.49	$0.05		$0.54	(4)%	17%

(unaudited)	Twelve months ended December 31,
	2011				2010				% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Standard & Poor's Ratings	$719	$9	(a)	$728	$762	$(7	)(e)	$755	(6)%	(4)%
S&P Capital IQ / S&P Indices	403	-		403	315	-		315	28%	28%
Commodities & Commercial	180	6	(a)	186	153	11	(c)	164	18%	13%
McGraw-Hill Education	320	34	(a)	354	363	(4	)(f)	359	(12)%	(1)%
Segment operating income	1,622	49		1,671	1,593	-		1,593	2%	5%
General corporate expense	200	27	(b)	173	180	16	(d)	164	11%	5%
Operating income	1,422	76		1,498	1,413	16		1,429	1%	5%
Interest expense, net	75	-		75	82	-		82	(9)%	(9)%
Income from continuing operations before taxes on income	1,347	76		1,423	1,331	16		1,347	1%	6%
Provision for taxes on income	489	28		517	483	6		489	1%	6%
Income from continuing operations	858	48		906	848	10		858	1%	6%
Income from discontinued operations, net of tax	76	-		76	4	-		4	N/M	N/M
Net income	934	48		982	852	10		862	10%	14%
Less: Noncontrolling interests net income	(23)	-		(23)	(24)	2	(e)	(22)	(4)%	5%
Net income attributable to MHP	911	48		959	828	12		840	10%	14%

Amounts attributable to MHP common shareholders:
Income from continuing operations	$835	$48		$883	$824	$12		$836	1%	6%
Income from discontinued operations, net of tax (g)	76	-		76	4	-		4	N/M	N/M
Net income	$911	$48		$959	$828	$12		$840	10%	14%

Diluted EPS from continuing operations	$2.75	$0.16		$2.91	$2.64	$0.04		$2.68	4%	9%

N/M - not meaningful

(a)	Restructuring charge in Q4 2011
(b)	Includes a $17 million restructuring charge and Growth and Value Plan costs of $10 million at Corporate in Q4 2011
(c)	Restructuring charge at Commodities & Commercial in Q4 2010
(d)	Charge for subleasing excess space in our New York facilities in Q4 2010
(e)	Gain on the sale of certain equity interests at Standard & Poor's Ratings in Q3 2010
(f)	Gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010
(g)	Includes a $74 million gain (net of taxes of $48 million) for the sale of the Broadcasting Group
[1]	Formerly referred to as the "Standard & Poor's" segment
[2]	Formerly referred to as the "McGraw-Hill Financial" segment
[3]	Formerly referred to as the "Information & Media" segment

Exhibit 5

The McGraw-Hill Companies

Standard & Poor's Ratings 1

Periods ended December 31, 2011 and 2010

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)	2011	2010	% Change

Three Months
Transaction revenue (a)	$148	$200	(26)%
Non-transaction revenue (b) (c)	286	272	5%
Total Standard & Poor's Ratings	$434	$472	(8)%

Twelve Months
Transaction revenue	$651	$662	(2)%
Non-transaction revenue	1,116	1,033	8%
Total Standard & Poor's Ratings	$1,767	$1,695	4%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance
(c)	Includes intersegment royalty revenue from S&P Capital IQ / S&P Indices of $17 million and $63 million for the three and twelve months ended December 31, 2011, respectively, and $15 million and $56 million for the three and twelve months ended December 31, 2010, respectively

Domestic vs. International Revenue

(unaudited)	2011	2010	% Change

Three Months
Domestic revenue	$218	$250	(13)%
International revenue	216	222	(3)%
Total Standard & Poor's Ratings	$434	$472	(8)%

Twelve Months
Domestic revenue	$910	$919	(1)%
International revenue	857	776	10%
Total Standard & Poor's Ratings	$1,767	$1,695	4%

[1]	Formerly referred to as the "Standard & Poor's" segment

Exhibit 6

The McGraw-Hill Companies

S&P Capital IQ / S&P Indices 1

Periods ended December 31, 2011 and 2010

(dollars in millions)

S&P Capital IQ / S&P Indices Revenue

(unaudited)	2011	2010	% Change

Three Months
S&P Capital IQ	$268	$249	8%
S&P Indices	80	73	9%
Total S&P Capital IQ / S&P Indices	$348	$322	8%

Twelve Months
S&P Capital IQ	$1,031	$916	13%
S&P Indices	323	273	18%
Total S&P Capital IQ / S&P Indices	$1,354	$1,189	14%

Subscription vs. Non-Subscription Revenue

(unaudited)	2011	2010	% Change

Three Months
Subscription revenue (a)	$256	$238	7%
Non-subscription revenue (b)	92	84	10%
Total S&P Capital IQ / S&P Indices	$348	$322	8%

Twelve Months
Subscription revenue	$994	$876	13%
Non-subscription revenue	360	313	15%
Total S&P Capital IQ / S&P Indices	$1,354	$1,189	14%

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)	2011	2010	% Change

Three Months
Domestic revenue	$237	$218	9%
International revenue	111	104	7%
Total S&P Capital IQ / S&P Indices	$348	$322	8%

Twelve Months
Domestic revenue	$941	$829	14%
International revenue	413	360	15%
Total S&P Capital IQ / S&P Indices	$1,354	$1,189	14%

[1]	Formerly referred to as the "McGraw-Hill Financial" segment

Exhibit 7

The McGraw-Hill Companies

Commodities & Commercial 1

Periods ended December 31, 2011 and 2010

(dollars in millions)

Commodities & Commercial Revenue

(unaudited)	2011	2010	% Change

Three Months
Commodities	$113	$91	24%
Commercial	126	130	(3)%
Total Commodities & Commercial	$239	$221	8%

Twelve Months
Commodities	$419	$344	22%
Commercial	477	467	2%
Total Commodities & Commercial	$896	$811	10%

Subscription vs. Non-Subscription Revenue

(unaudited)	2011	2010	% Change

Three Months
Subscription revenue (a)	$148	$129	15%
Non-subscription revenue (b)	91	92	(1)%
Total Commodities & Commercial	$239	$221	8%

Twelve Months
Subscription revenue	$562	$498	13%
Non-subscription revenue	334	313	7%
Total Commodities & Commercial	$896	$811	10%

(a)	Revenue related to Platts real-time news, market data and price assessments, along with other print and digital information products primarily serving the energy, automotive, construction, aerospace and defense markets.
(b)	Revenue related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Domestic vs. International Revenue

(unaudited)	2011	2010	% Change

Three Months
Domestic revenue	$146	$139	5%
International revenue	93	82	13%
Total Commodities & Commercial	$239	$221	8%

Twelve Months
Domestic revenue	$551	$531	4%
International revenue	345	280	23%
Total Commodities & Commercial	$896	$811	10%

[1]	Formerly referred to as the "Information & Media" segment

Exhibit 8

The McGraw-Hill Companies

Non-GAAP Financial Information

Years ended December 31, 2011 and 2010

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Twelve Months
	2011	2010

Cash provided by operating activities	$1,344	$1,458
Investment in prepublication costs	(158)	(151)
Capital expenditures	(119)	(115)
Cash flow before dividends	1,067	1,192
Dividends paid to shareholders	(296)	(292)
Dividends paid to noncontrolling interests	(12)	(19)
Taxes paid on gain from disposition of Broadcasting Group	48	-
Free cash flow	$807	$881

S&P Capital IQ / S&P Indices Revenue, Adjusted for TheMarkets.com Acquisition

(unaudited)	Twelve Months		% Change
	2011	2010

S&P Capital IQ / S&P Indices	$1,354	$1,189	14%
TheMarkets.com	(49)	(14)	N/M
Adjusted S&P Capital IQ / S&P Indices Revenue	$1,305	$1,175	11%

Commodities Revenue, Adjusted for BENTEK & Steel Business Briefing Acquisitions

(unaudited)	Twelve Months		% Change
	2011	2010

Commodities	$419	$344	22%
BENTEK & Steel Business Briefing	(25)	-	N/M
Adjusted Commodities Revenue	$394	$344	15%

Exhibit 9

The McGraw-Hill Companies

Newly Named McGraw-Hill Financial, Recasted Revenue

(dollars in millions)

Note - The Corporation's previously announced Growth and Value Plan includes the creation of two independent companies in 2012: the newly named McGraw-Hill Financial and McGraw-Hill Education. This exhibit is for informational purposes only and is not intended to represent what the results for the new McGraw-Hill Financial would have been had the spin-off occurred on the date presented.

(unaudited)	2011
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's Ratings	$443	$480	$410	$434	$1,767
S&P Capital IQ	248	253	262	268	1,031
S&P Indices	76	80	87	80	323
Commodities	97	101	108	113	419
Commercial	110	121	120	126	477
Intersegment Revenue	(15)	(15)	(16)	(17)	(63)
New McGraw-Hill Financial	$959	$1,020	$971	$1,004	$3,954

(unaudited)	2010
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's Ratings	$401	$405	$417	$472	$1,695
S&P Capital IQ	216	224	227	249	916
S&P Indices	63	70	67	73	273
Commodities	83	85	85	91	344
Commercial	104	114	119	130	467
Intersegment Revenue	(13)	(14)	(14)	(15)	(56)
New McGraw-Hill Financial	$854	$884	$901	$1,000	$3,639

(unaudited)	2011 vs. 2010
	Revenue Growth Rates
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's Ratings	10%	19%	(2)%	(8)%	4%
S&P Capital IQ	15%	13%	15%	8%	13%
S&P Indices	21%	14%	30%	10%	18%
Commodities	17%	19%	27%	24%	22%
Commercial	6%	6%	1%	(3)%	2%
Intersegment Revenue	15%	7%	14%	13%	13%
New McGraw-Hill Financial	12%	15%	8%	0%	9%

Exhibit 10

The McGraw-Hill Companies

Proforma McGraw-Hill Financial & McGraw-Hill Education - As Reported vs. As Adjusted

Periods ended December 31, 2011 and 2010

(dollars in millions)

Note - The Corporation's previously announced Growth and Value Plan includes the creation of two independent companies in 2012: the newly named McGraw-Hill Financial and McGraw-Hill Education. This exhibit is derived from Exhibits 4 and 5 and is for informational purposes only and is not intended to represent what the results for the new McGraw-Hill Financial would have been had the spin-off occurred on the date presented.

(unaudited)	Three months ended December 31,
	2011				2010				% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted
Revenue
Standard & Poor's Ratings 1	$434			$434	$472			$472	(8)%	(8)%
S&P Capital IQ / S&P Indices 2	348			348	322			322	8%	8%
Commodities & Commercial 3	239			239	221			221	8%	8%
Intersegment Elimination	(17)			(17)	(15)			(15)	(13)%	(13)%
New McGraw-Hill Financial	1,004			1,004	1,000			1,000	-	-
McGraw-Hill Education	516			516	496			496	4%	4%
Total revenue	$1,520			$1,520	$1,496			$1,496	2%	2%

Operating Income
Standard & Poor's Ratings	$147	$9	(a)	$156	$205	$-		$205	(28)%	(24)%
S&P Capital IQ / S&P Indices	97	-		97	75	-		75	29%	29%
Commodities & Commercial	41	6	(a)	47	35	11	(b)	46	17%	2%
New McGraw-Hill Financial	285	15		300	315	11		326	(10)%	(8)%
McGraw-Hill Education	38	34	(a)	72	15	-		15	N/M	N/M
Segment operating income	$323	$49		$372	$330	$11		$341	(2)%	9%

(unaudited)	Twelve months ended December 31,
	2011				2010				% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted
Revenue
Standard & Poor's Ratings	$1,767			$1,767	$1,695			$1,695	4%	4%
S&P Capital IQ / S&P Indices	1,354			1,354	1,189			1,189	14%	14%
Commodities & Commercial	896			896	811			811	10%	10%
Intersegment Elimination	(63)			(63)	(56)			(56)	(13)%	(13)%
New McGraw-Hill Financial	3,954			3,954	3,639			3,639	9%	9%
McGraw-Hill Education	2,292			2,292	2,433			2,433	(6)%	(6)%
Total revenue	$6,246			$6,246	$6,072			$6,072	3%	3%

Operating Income
Standard & Poor's Ratings	$719	$9	(a)	$728	$762	$(7	)(c)	$755	(6)%	(4)%
S&P Capital IQ / S&P Indices	403	-		403	315	-		315	28%	28%
Commodities & Commercial	180	6	(a)	186	153	11	(b)	164	18%	13%
New McGraw-Hill Financial	1,302	15		1,317	1,230	4		1,234	6%	7%
McGraw-Hill Education	320	34	(a)	354	363	(4	)(d)	359	(12)%	(1)%
Segment operating income	$1,622	$49		$1,671	$1,593	$-		$1,593	2%	5%

N/M - not meaningful

(a)	Restructuring charge in Q4 2011
(b)	Restructuring charge at Commodities & Commercial in Q4 2010
(c)	Gain on the sale of certain equity interests at S&P Ratings in Q3 2010
(d)	Gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010
[1]	Formerly referred to as the "Standard & Poor's" segment
[2]	Formerly referred to as the "McGraw-Hill Financial" segment
[3]	Formerly referred to as the "Information & Media" segment

Exhibit 11